EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN COMPLETES ACQUISITION OF REXAM’S PLASTIC
 THERMOFORMED FOOD BUSINESS

STAMFORD, CT, September 4, 2012 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today announced that it has completed its acquisition of Rexam PLC’s plastic thermoformed food business.

This business will be reported as part of the plastic container segment and will operate under the name Silgan Plastic Food Containers. With anticipated 2012 revenues of $100 million, this business produces both barrier and non-barrier bowls and trays for the shelf-stable food markets.

The purchase price for this business (including preliminary post-closing adjustments) was $248.1 million. The Company funded the purchase price for this acquisition from cash on hand. The Company expects this business to be neutral to earnings in 2012 principally due to the initial inventory write-up required for accounting purposes, but expects this business to be modestly accretive to earnings for the full year 2013.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011.  Silgan operates 82 manufacturing

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SILGAN HOLDINGS
September 4, 2012

facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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